Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER dated as of December 29, 2006 (this “Agreement”), by and among Millennium Cell Inc., a Delaware corporation (“Parent”), M.C.E. Venture L.L.C., a Delaware limited liability company and wholly-owned subsidiary of the Parent (“Merger Sub”), and Gecko Energy Technologies, Inc., a Delaware corporation (“Target”), Ronald J. Kelley and Steven D. Pratt (each, a “Selling Stockholder” and together, the “Selling Stockholders”).

RECITALS

WHEREAS, Target is engaged in the business of designing, manufacturing and developing planar fuel cells and has a non-exclusive license to various patents and know-how in the field of fuel cells;

WHEREAS, on February 15, 2006, Parent and Target entered into a Joint Development Agreement (the “JDA”) whereby Parent and Target agreed to, among other things, jointly develop planar fuel cell products and systems;

WHEREAS, in connection with the JDA, on February 15, 2006, Parent and Target entered into a Stock Purchase Agreement (the “SPA”) pursuant to which Parent agreed to purchase from Target, and Target agreed to sell to Parent, shares of Target’s common stock, no par value per share (“Target Common Stock”);

WHEREAS, as of the date hereof, Parent beneficially owns 10,675 shares of Target Common Stock, representing approximately 34.8% of the outstanding shares of Target Common Stock, all of which Parent acquired pursuant to the SPA;

WHEREAS, as of the date hereof, the Selling Stockholders collectively own an aggregate of 20,000 shares of Target Common Stock, representing approximately 65.2% of the outstanding shares of Target Common Stock;

WHEREAS, the respective Boards of Directors of Parent and Target deem it advisable and in the best interests of their respective stockholders for Parent to acquire Target by means of a merger of Target with and into Merger Sub (the “Merger”);

WHEREAS, the parties intend that the Merger will qualify, for federal income tax purposes, as a tax-free reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the “Code”); and

WHEREAS, Parent, Target and each Selling Stockholder desire to make certain representations, warranties and agreements in connection with the Merger.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties, conditions and agreements hereinafter set forth and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby agree as follows:

ARTICLE I

THE MERGER

Section 1.1 The Merger. In accordance with the provisions of this Agreement, the Delaware General Corporation Law (the “DGCL”) and the Delaware Limited Liability Act (“DLLCA”), at the Effective Time (as defined below), Target shall be merged with and into Merger Sub, the separate existence of Target shall thereupon cease, and the name of Merger Sub, as the surviving entity in the Merger (“Surviving Entity”), shall be “Gecko Energy Technologies, LLC.”

Section 1.2 Effective Time. Subject to the delivery at the Closing (as defined in Section 6.1) of the documents referenced in Section 6.2 hereof, Merger Sub shall execute and file a Certificate of Merger, substantially in the form attached hereto as Exhibit 1.2 (the “Certificate of Merger”), with the Secretary of State of the State of Delaware. The effective time of the Merger (the “Effective Time”) shall be the time at which the Certificate of Merger is filed with the Secretary of State of the State of Delaware or such later time as is specified in the Certificate of Merger, which shall not be later than 11:59 p.m., Eastern Standard Time, on the date hereof.

Section 1.3 Effect of the Merger. As of the Effective Time, the Merger shall have the effects specified in the DGCL and the DLLCA.

Section 1.4 Certificate of Formation. The Certificate of Formation of Merger Sub in effect at the time of the Merger shall be the Certificate of Formation of the Surviving Entity; provided, however, that effective as of the Effective Time and by virtue of the filing of the Certificate of Merger, the Certificate of Formation of Merger Sub shall be amended to provide that the name of Surviving Entity shall be “Gecko Energy Technologies, LLC.”

Section 1.5 Limited Liability Company Agreement. The limited liability company agreement of Merger Sub in effect at the time of the Merger shall be the limited liability company agreement of the Surviving Entity until altered, amended or repealed, provided, however, that as of the Effective Time, such limited liability company agreement shall be amended to provide that the name of the Surviving Entity is “Gecko Energy Technologies, LLC.”

Section 1.6 Officers. The officers of the Surviving Entity at the Effective Time shall be the following individuals:

Ronald J. Kelley President and Chief Executive Officer
Steven D. Pratt Secretary, Treasurer and Chief Operating Officer

who shall serve, in each case, until their successors shall have been appointed. If at the Effective Time a vacancy shall exist in any of the above listed offices of the Surviving Entity, such vacancy may thereafter be filled in the manner provided by the limited liability company agreement of the Surviving Entity.

Section 1.7 Conversion of Shares of Target Common Stock. The manner and basis of converting and exchanging the shares of Target Common Stock in the Merger shall be as follows:

(a) Shares of Target Common Stock Owned by Parent. Each share of Target Common Stock issued and outstanding immediately prior to the Effective Time and beneficially owned by Parent shall, by virtue of the Merger and without any action on the part of Parent or Target, at and after the Effective Time, be cancelled, retired and no longer issued and outstanding and no cash, securities or other property shall be issued to Parent in exchange therefor.

(b) Shares of Target Common Stock Owned by Selling Stockholders. Each share of Target Common Stock that is issued and outstanding immediately prior to the Effective Time and beneficially owned by a Selling Stockholder shall, by virtue of the Merger and without any action on the part of Parent, Target or such Selling Stockholder, at and after the Effective Time, be converted into the right to receive 100 shares of common stock of Parent, par value $0.001 per share (“Parent Common Stock”). The shares of Parent Common Stock issuable to the Selling Stockholders pursuant to this Section 1.7(b) are referred to herein as the “Merger Consideration.”

(c) Membership Interests of Merger Sub. All membership interests of Merger Sub issued and outstanding at the Effective Time shall continue to be membership interests of the Surviving Entity so that at and after the Effective Time the Surviving Entity shall continue to be a wholly-owned subsidiary of Parent.

Section 1.8 Merger Consideration. At the Closing, each Selling Stockholder shall surrender to Parent all certificates representing shares of Target Common Stock beneficially owned by such Selling Stockholder (together with the documents referenced in Section 6.2(c) hereof) and, upon such surrender Parent shall execute and deliver to its transfer agent written irrevocable instructions, substantially in the form attached as Exhibit 1.8 hereto (the “Transfer Agent Instructions”), to issue to such Selling Stockholder a certificate representing the number of shares of Parent Common Stock which such Selling Stockholder is entitled to receive pursuant to Section 1.7(b) hereof, which certificates shall be endorsed with the restrictive legends described in Section 2.8 hereof.

Section 1.9 Stock Transfers; Lost, Stolen or Destroyed Certificates. At or after the Effective Time, there shall be no transfers on the stock transfer books of Target of the shares of Target Common Stock that were outstanding immediately prior to the Effective Time. In the event that any certificate representing shares of Target Common Stock beneficially owned by a Selling Stockholder prior to the Effective Time shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Selling Stockholder claiming such stock certificate to be lost, stolen or destroyed and the posting by such Selling Stockholder of a bond in an amount and upon terms as may be required by Parent as indemnity against any claim that may be made against it with respect to such stock certificate, Parent will issue to such Selling Stockholder a certificate representing the number of shares of Parent Common Stock which such Selling Stockholder is entitled to receive pursuant to Section 1.7(b) hereof.

Section 1.10 Tax Characterization. The parties agree to treat the Merger for all federal, state and local income tax purposes as a tax-free reorganization within the meaning of Section 368(a)(1)(A) of the Code. No party shall take any position (whether in audits, tax returns or otherwise) that is inconsistent with such characterization unless required to do so by any applicable tax authority.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF SELLING STOCKHOLDERS
AS TO THEIR SHARES OF TARGET COMMON STOCK
AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT

To induce Parent and Merger Sub to enter into this Agreement, each of the Selling Stockholders severally represents and warrants (a Selling Stockholder not having any liability for a breach of any representation or warranty under this Article II by the other Selling Stockholder) that:

Section 2.1 Ownership of Shares of Target Common Stock; Power and Authority. Each respective Selling Stockholder is the legal and beneficial owner of the number of shares of Target Common Stock as follows: Ronald J. Kelley - 10,000; Steven D. Pratt - 10,000. Such shares of Target Common Stock are held by such Selling Stockholder free and clear of all liens, encumbrances and adverse claims (other than restrictions imposed by the Stockholders Agreement dated as of February 15, 2006 by and among Target, Parent and each Selling Stockholder (the “Stockholders Agreement”) and by applicable securities laws) and have been duly and validly issued and are fully paid, nonassessable and not subject to call. Each Selling Stockholder has full power and authority to enter into this Agreement and perform his obligations pursuant hereto.

Section 2.2 No Conflicts. The execution, delivery and performance of this Agreement by such Selling Stockholder do not and will not (a) conflict with, violate or constitute a material breach of any agreement, instrument or other contract by which such Selling Stockholder is bound or any judgment, order, decree, law, statute, regulation or other judicial or governmental restriction to which such Selling Stockholder is subject or by which the shares of Target Common Stock owned by such Selling Stockholder are subject; (b) require the consent of, or any filing with or notice to, any governmental authority or other third party; or (c) cause the creation or imposition of any lien, encumbrance or other adverse claim on the shares of Target Common Stock owned by such Selling Stockholder or on any material assets of the Target. This Agreement has been duly and validly executed and delivered by each Selling Stockholder and constitutes the legal, valid and binding obligation of such Selling Stockholder, enforceable against such Selling Stockholder in accordance with its terms.

Section 2.3 No Litigation. There is not pending or threatened against such Selling Stockholder any action, suit or proceeding before any court, arbitrator or governmental or regulatory authority which challenges or calls into question the authority of such Selling Stockholder to enter into this Agreement or perform his obligations hereunder or in which an adverse decision could materially and adversely affect the transaction contemplated hereby.

Section 2.4 Access to Information. Each Selling Stockholder acknowledges that on December 19, 2006, such Selling Stockholder was provided with the following written information relating to the Parent: (a) Parent’s Annual Report to Stockholders for the fiscal year ended December 31, 2005, (b) Parent’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, as amended (the “Form 10-K”), (c) Parent’s Definitive Proxy Statement for Parent’s 2006 Annual Meeting of Stockholders, (d) Parent’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2006, June 30, 2006 and September 30, 2006, (e) each of Parent’s Current Reports on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) since December 31, 2005 and (f) a description of the Parent Common Stock to be issued to such Selling Stockholder as Merger Consideration hereunder (the written information referenced in (a) through (f), the “Rule 502 Information”). Each Selling Stockholder acknowledges that either he or, if applicable, his Purchaser Representative (as defined in Section 8.6 hereof) has carefully reviewed and understands the Rule 502 Information (including, without limitation, the information disclosed in the section of the Form 10-K entitled “Risk Factors”) and that either he or, if applicable, his Purchaser Representative has had a reasonable opportunity to ask questions of and receive answers from a person or persons acting on behalf of Parent concerning the business, financial condition, results of operations and prospects of Parent and that all such questions have been answered to the full satisfaction of such Selling Stockholder.

Section 2.5 Knowledge and Experience. Each Selling Stockholder or, if applicable, his Purchaser Representative, has such knowledge and experience in financial and business matters so as to enable such Selling Stockholder or, if applicable, his Purchaser Representative, to utilize the Rule 502 Information to evaluate the merits and risks of an investment in the Parent Common Stock and to make an informed investment decision with respect thereto. Each Selling Stockholder acknowledges that he is not relying on Parent or any of Parent’s employees or agents with respect to the legal, tax, economic and related considerations as to an investment in the Parent Common Stock, and that such Selling Stockholder has relied on the advice of, or has consulted with, only his own advisors.

Section 2.6 Investment Purpose. Each Selling Stockholder hereby confirms that the shares of Parent Common Stock that will be acquired by such Selling Stockholder as Merger Consideration hereunder will be acquired for investment for such Selling Stockholder’s own account, not as nominee or agent, and not with a view to the resale or distribution of any part thereof, and that such Selling Stockholder has no present intention of selling, granting any participation in, or otherwise distributing the same.

Section 2.7 Restricted Securities. Each Selling Stockholder understands that the shares of Parent Common Stock that such Selling Stockholder will acquire as Merger Consideration hereunder have not been, and will not be, registered under the Securities Act of 1933, as amended (the “Securities Act”) by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of such Selling Stockholder’s representations as expressed herein. Each Selling Stockholder understands that the shares of Parent Common Stock that such Selling Stockholder will acquire as Merger Consideration hereunder will be “restricted securities” under applicable United States federal and state securities laws and that, pursuant to these laws, such Selling Stockholder must hold such shares of Parent Common Stock indefinitely unless they are registered with the SEC and qualified by state authorities, or an exemption from such registration and qualification requirements is available. Each Selling Stockholder acknowledges that the Parent has no obligation to register or qualify for resale the shares of Parent Common Stock to be issued to such Selling Stockholder as Merger Consideration hereunder and that if an exemption from such registration is available, it will be subject to various requirements and limitations including, but not limited to, the time and manner of sale, the holding period, and on requirements relating to the Parent which are outside of the control of such Selling Stockholder, and which the Parent is under no obligation and may not be able to satisfy. For the avoidance of doubt, each Selling Stockholder acknowledges that the foregoing restrictions and limitations relating to resale exemptions from registration under the Securities Act are in addition to and not in limitation of the covenant contained in Section 5.2 of this Agreement.

2.8 Legends. Each Selling Stockholder understands that the certificates representing the shares of Parent Common Stock to be issued to such Selling Stockholder as Merger Consideration will be endorsed with the following restrictive legends:

(a) “THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY APPLICABLE STATE SECURITIES LAWS AND, ACCORDINGLY, MAY NOT BE OFFERED, SOLD, TRANSFERRED, ASSIGNED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF EXCEPT (A) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND, TO THE EXTENT REQUIRED, ANY APPLICABLE STATE SECURITIES LAWS OR (B) UPON DELIVERY OF AN OPINION OF COUNSEL REASONABLY ACCEPTABLE TO THE ISSUER THAT AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS IS AVAILABLE.”

(b) “THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE OFFERED, SOLD, TRANSFERRED, ASSIGNED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF IN ANY MANNER, DIRECTLY OR INDIRECTLY, AT ANY TIME PRIOR TO DECEMBER 29, 2007 WITHOUT THE PRIOR WRITTEN CONSENT OF THE ISSUER.”

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE TARGET
AND THE SELLING STOCKHOLDERS AS TO THE TARGET

To induce Parent and Merger Sub to enter into this Agreement, the Target and the Selling Stockholders, jointly and severally, hereby represent and warrant that:

Section 3.1 Corporate Organization; Authorization and Capitalization.

(a) Organization, Good Standing, Corporate Power and Qualification. The Target is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as presently conducted and as proposed to be conducted. The Target has the requisite corporate power and authority to own and operate its properties and assets. The Target is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a Material Adverse Effect (as defined in Section 8.6 hereof).

(b) Corporate Power and Authorization. The Target has all requisite legal and corporate power and authority to enter into this Agreement and each other Transaction Agreement to which it is a party and to carry out and perform its obligations in accordance with the terms hereof and thereof. The execution and delivery by Target of this Agreement and each other Transaction Agreement to which Target is a party and the consummation by the Target of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of the Target (including all stockholder approvals) and no further action is required by the Target. This Agreement and each other Transaction Agreement to which Target is a party have been duly executed and delivered by the Target and constitute valid and binding obligations of the Target in accordance with their respective terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and (b) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

(c) Capitalization. The number of shares and type of all authorized, issued and outstanding capital stock of the Target (including any treasury shares) is set forth in Schedule 3.1(c). Except as disclosed in Schedule 3.1(c), no securities of the Target are entitled to any preemptive right, right of participation, right of first refusal, or similar right. Except as disclosed in Schedule 3.1(c), there are no outstanding options, warrants, scrip rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities, rights or obligations convertible into or exchangeable for, or giving any person or entity (other than Parent) any right to subscribe for or acquire, any shares of Target Common Stock, or agreements, commitments, understandings or arrangements by which the Target is or may become bound to issue additional shares of Target Common Stock, or securities or rights convertible or exchangeable into shares of Target Common Stock.

(d) No Agreements. There are no contracts or agreements to which the Target or any Selling Stockholder is a party or otherwise bound that govern or restrict the voting of the shares of Target Common Stock owned by any Selling Stockholder, that grant to any person or entity other than a Selling Stockholder, in his capacity as a selling stockholder, any voting rights with respect to the Target, or that govern or restrict the transfer of the shares of Target Common Stock owned by any Selling Stockholder (other than the Stockholders Agreement).

(e) No Corporate Proceedings. There are no pending corporate proceedings of the Target for any dissolution or liquidation of the Target, or for any merger or consolidation to which the Target would be party other than as provided by this Agreement.

Section 3.2 Subsidiaries. The Target does not currently own or control, and has never owned or controlled, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture, limited liability company, association, or other business entity. Except as contemplated by the JDA, the Target is not a participant in any joint venture, teaming, partnership or similar arrangement.

Section 3.3 No Conflicts. The execution and delivery of this Agreement and the other Transaction Agreements to which the Target is a party and the performance by the Target of its obligations hereunder and thereunder do not and will not (a) conflict with or violate the Target’s Certificate of Incorporation or Bylaws, in each case as amended to date, (b) conflict with, violate or result in any default under, or give rise to any right of termination, cancellation, suspension, revocation, amendment or acceleration of, any permit, license, mortgage, indenture, agreement, instrument or other contract to which the Target is a party or by which the Target or its property is bound, (c) violate any judgment, order, decree, law, statute, regulation or other judicial or governmental restriction to which the Target is subject or by which any of the Target’s assets are bound, or (d) require the consent of, permit or license from, or any filing with or notice to, any governmental authority or other third party.

Section 3.4 Financial Statements. Except as set forth in Schedule 3.4, the financial statements of the Target provided to Parent have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis (“GAAP”) during the periods involved, except as may be otherwise specified in such financial statements or in the notes thereto, and such financial statements, and the information contained therein fairly present the financial position of the Target and its consolidated subsidiaries, if any, as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited financial statements of the Target, to normal, immaterial, year-end audit adjustments and the absence of footnotes.

Section 3.5 Material Changes. Since the date of the last financial statements of Target provided to Parent, except as specifically disclosed in Schedule 3.5: (i) there has been no event, occurrence or development that has had or could reasonably be expected to result in a Material Adverse Effect, (ii) the Target has not incurred any liabilities (contingent or otherwise) other than: (A) trade payables and accrued expenses incurred in the ordinary course of business consistent with past practice, (B) liabilities not required to be reflected in the Target’s financial statements pursuant to GAAP and (C) expenses in connection with the negotiation and consummation of the transactions contemplated by this Agreement, (iii) the Target has not altered its method of accounting or the identity of its auditors, if any, (iv) the Target has not declared, paid or issued any dividend or distributed any cash or other property to its stockholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock and (v) the Target has not issued any equity securities to any officers, directors or any Affiliate (as defined in Section 8.6 hereof) of Target.

Section 3.6 Intellectual Property. To the Target’s knowledge, the Target has, or has rights to use, all patents, patent applications, trademarks, trademark applications, service marks, trade names, copyrights, licenses and other similar rights (collectively, the “Intellectual Property”) that are necessary or material for use in connection with the Target’s business and which the failure to so have could have, or could reasonably be expected to result in, a Material Adverse Effect. The Target has not received a written notice that the Intellectual Property used by the Target violates or infringes upon the rights of any person or entity which if determined adversely to the Target would, individually or in the aggregate, have a Material Adverse Effect. All such Intellectual Property is enforceable and, to the Target’s knowledge, there is no existing infringement by another person or entity of any of the Intellectual Property. Target hereby agrees to execute and deliver the IP Assignment Agreement (as defined in Section 6.2(j)) no later than the Effective Time to assign Target’s entire right, title, and interest in the Intellectual Property to Merger Sub.

Section 3.7 Taxes. There are no federal, state, county, local or foreign taxes due and payable by the Target which have not been timely paid, whether or not assessed or disputed. There have been no examinations or audits of any tax returns or reports of Target by any applicable governmental authority. The Target has duly and timely filed all federal, state, county, local and foreign tax returns required to have been filed by it, all such tax returns or reports are true, correct and complete in all material respects and there are in effect no waivers of applicable statutes of limitations with respect to taxes of Target for any year. The provisions for taxes in the most recent balance sheet contained in the financial statements of Target are sufficient as of such date for the payment of any accrued and unpaid taxes of Target of any nature and, since such date Target has not incurred any taxes other than in the ordinary course of business. The Target has not been a United States real property holding corporation as defined in Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. There are no liens for taxes (other than taxes not yet due) upon any of the assets of Target and Target is not responsible for the taxes of any other person or entity under Treasury Regulation 1.1502-6 (or any similar provision of state, local or foreign law), as transferee, by contract, or otherwise. Target has withheld and paid all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

Section 3.8 Litigation. There is no claim, action, suit, proceeding, arbitration, complaint, charge or investigation pending or, to the Target’s knowledge, any threat thereof (a) against the Target or any officer or director of the Target or (b) that questions the validity of the transactions contemplated by this Agreement. There is no action, suit, proceeding or investigation by the Target pending or which the Target intends to initiate.

Section 3.9 Compliance. The Target (i) is not in default under or in violation of (and no event has occurred that, with notice or lapse of time or both, would result in a default by the Target under), nor has the Target received written notice of a claim that it is in default under or that it is in violation of, in any material respect, any indenture, instrument, loan or credit agreement or any other agreement to which it is a party or by which it or any of its properties is bound (whether or not such default or violation has been waived), (ii) is not in violation of any order of any court, arbitrator or governmental body applicable to the Target, and (iii) is not and has never been in violation of any statute, rule or regulation of any governmental authority applicable to the Target, including, without limitation all foreign, federal, state and local laws relating to taxes, environmental protection, occupational health and safety, product quality and safety and employment and labor matters.

Section 3.10 Insurance. The Target maintains insurance for the business and assets of Target against all risks normally insured against, and in amounts normally carried by, corporations of similar size to Target and engaged in similar lines of business as Target and such coverage is sufficient. Schedule 3.10 sets forth a complete list of all of the Target’s insurance policies currently in effect, specifying the insurer, amount of and nature of coverage, the risk insured against and the date through which coverage will continue by virtue of premiums already paid. All such insurance policies are in full force and effect and will continue to be in full force and effect after the Effective Time.

Section 3.11 Employee Matters.

(a) List of Agreements. Schedule 3.11(a) sets forth all agreements between the Target and any of its employees, consultants, officers and directors, and all other persons performing services for the Target.

(b) Other Information as to Employee Benefits. Schedule 3.11(b) sets forth:

(i) the names, dates of hire, and title of all employees of the Target, and the rate of compensation (including wages, salaries and actual or anticipated bonuses) and amount of such other benefits for each such employee; and

(ii) all bonus, pension, profit sharing, deferred compensation, stock options, stock appreciation rights, stock purchases or other equity or incentive compensation, retirement, hospitalization, medical or dental reimbursement, severance pay, vacation pay, disability, death benefits, insurance, and other similar plans, programs or arrangements of the Target providing benefits to its employees (including, without limitation, all “employee welfare benefit plans” within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and all “employee pension benefit plans” within the meaning of Section 3(2) of ERISA) currently, or at any time within the 5-year period preceding the date of this Agreement, sponsored, maintained or contributed to by the Target or by any entity which is considered one employer with the Target under Section 4001 of ERISA or Section 414 of the Code.

(c) Employees.

(i) To the Target’s knowledge, no employee of the Target is in violation of any term of any employment contract, confidentiality or other proprietary information disclosure agreement or any other agreement relating to the right of any such employee to be employed by the Target, and the Target has complied in all material respects with all applicable laws, regulations and requirements respecting employment and employment practices, terms and conditions of employment, wages and hours and other laws, regulations and requirements related to employment, and there are no arrears in the payments of wages, withholding or social security taxes, unemployment insurance premiums or other similar obligations.

(ii) All of the employees of the Target are either United States citizens or are legally entitled to work in the United States under the Immigration Reform and Control Act of 1986, as amended, other United States immigration laws and regulations and the laws and regulations related to the employment of non-United States citizens applicable in the state in which the employees are employed.

(d) Labor Organizations. The Target is not, and has never been, a party to any collective bargaining agreement with any labor union or similar organization, nor does the Target know of any such organization which represents or claims to represent any of the Target’s employees or intends to organize any of the Target’s employees.

(e) Restrictions on Employees. Except as set forth in Schedule 3.11(e), to the Selling Stockholders’ knowledge, no officer or employee of the Target is subject to any agreement with any other person or entity which requires such officer or employee to assign any interest in inventions or other intellectual property or keep confidential any trade secrets, proprietary data, customer lists or other business information or which restricts such officer or employee from engaging in competitive activities or solicitation of customers.

Section 3.12 Certain Contracts and Transactions.

(a) Contracts. Except as set forth in Schedule 3.12(a), the Target is not party to any contract or agreement (including an option):

(i) requiring performance by any party for a term of more than 90 days from the date of this Agreement and not terminable prior to such time by the Target without cost, liability or penalty;

(ii) providing for payments to or by the Target in the aggregate amount of $25,000 or more;

(iii) evidencing, creating, guaranteeing or securing indebtedness of the Target for borrowed money or for the deferred purchase price of property;

(iv) pursuant to which any person or entity acts as agent, salesman, broker or in a similar representative capacity for the Target;

(v) establishing or providing for any joint venture, partnership or similar arrangement between the Target and any other person or entity;

(vi) granting to any other person or entity a power of attorney or similar authority to act for the Target;

(vii) under which the cost of the Target’s performance is or is likely to be materially in excess of the benefit derived or expected to be derived by the Target thereunder;

(viii) guaranteeing or endorsing the obligations of any other person or entity; or

(ix) which is otherwise material to the Target’s business or materially affects the Target’s assets, operations, profitability or prospects.

(b) Interested Transactions. Except as set forth in Schedule 3.12(b), the Target is not, and has not in the past five years been, party to any contract, agreement or transaction with any of the following persons, or in which any of the following persons have any direct or indirect interest (other than as a stockholder or employee of the Target):

(i) any director, officer or stockholder of the Target;

(ii) any spouse, parent, sibling or child of any of the persons described in clause (i); or

(iii) any corporation, trust, partnership or other entity in which any of the persons described in clauses (i) and (ii) have a beneficial interest (other than a corporation whose shares are publicly traded and in which such persons own beneficially in the aggregate no more than 2% of the equity interests).

Section 3.13 Bank Accounts and Depositories. Schedule 3.13 lists all bank accounts, lock boxes, safe deposit boxes and other depositories of the Target and the names of all persons authorized to draw thereon or to have access thereto.

Section 3.14 Investment Company. The Target is not, and is not an Affiliate of, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 3.15 No Broker’s or Finder’s Fee. No agent, broker, investment banker, person, entity or firm acting on behalf of the Target, or under the authority of the Target, is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee directly or indirectly from any party in connection with the transactions contemplated by this Agreement.

Section 3.16 Disclosure. The Target and the Selling Stockholders understand and confirm that Parent and Merger Sub will rely on the representations and warranties contained in Article II and Article III in effecting the transactions contemplated by this Agreement. No representation or warranty by the Target or the Selling Stockholders contained in this Agreement, and no statement contained in the Schedules hereto or in any certificate furnished to Parent or Merger Sub pursuant to Section 6.2 hereof, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein or therein not misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

To induce the Target and the Selling Stockholders to enter into this Agreement, Parent and Merger Sub each hereby represents and warrants, jointly and severally, that:

Section 4.1 Corporate Organization and Authority. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and Merger Sub is a limited liability company duly organized and validly existing in good standing under the laws of the State of Delaware. Merger Sub is wholly-owned by Parent and has not elected to be treated as a corporation for federal income tax purposes. Each of Parent and Merger Sub has all requisite corporate power and authority to enter into this Agreement and each Transaction Document to which it is a party and to consummate the transactions contemplated hereby and thereby and to otherwise carry out is obligations hereunder and thereunder. Each of Parent and Merger Sub is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a Material Adverse Effect. Each of Parent and Merger Sub has the requisite corporate power and authority to own and operate its properties and assets.

Section 4.2 Corporate Power and Authorization. Each of Parent and Merger Sub has all requisite corporate power and authority to enter into this Agreement and each Transaction Agreement to which it is a party and to carry out and perform its obligations in accordance with the terms hereof and thereof. The execution and delivery by each of Parent and Merger Sub of this Agreement and each other Transaction Agreement to which it is a party and the consummation by Parent and Merger Sub of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of Parent and Merger Sub and no further action is required by Parent or Merger Sub. This Agreement and each Transaction Agreement to which Parent and Merger Sub is a party has been duly executed and delivered by each of Parent and Merger Sub and constitutes the valid and binding obligation of Parent and Merger Sub enforceable against Parent and Merger Sub in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and (b) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

Section 4.3 Valid Issuance of Parent Common Stock. The shares of Parent Common Stock to be issued as Merger Consideration hereunder, when issued in exchange for the shares of Target Common Stock in accordance with terms of this Agreement, will be validly issued, fully paid and nonassessable.

Section 4.4 Private Placement. Assuming the accuracy of the representations of each Selling Stockholder contained in Article II of this Agreement, no registration under the Securities Act is required for the offer, issuance and sale of the shares of Parent Common Stock as Merger Consideration hereunder. Parent and Merger Sub acknowledge that the Selling Stockholders and, if applicable, their Purchaser Representatives, will rely on the Rule 502 Information and on the representations and warranties contained in Article IV in effecting the transactions contemplated by this Agreement. No representation or warranty made by Parent or Merger Sub contained in this Agreement, and no statement contained in the Rule 502 Information or in any certificate furnished to the Target or to the Selling Stockholders pursuant to Section 6.2 hereof, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein or therein, under the circumstances under which they were made, not misleading.

ARTICLE V

CERTAIN COVENANTS AND AGREEMENTS

Section 5.1 Further Assurances. If, at any time any further action is necessary to carry out the purposes of this Agreement, each party shall take such further action and execute and deliver such further instruments and documents as any other party may reasonably request. Without limiting the generality of the foregoing, each Selling Stockholder shall use its best efforts to (i) assist Parent and the Surviving Entity in obtaining any authorization, consent or approval that is necessary or desirable to be obtained by Parent or the Surviving Entity or its employees or Affiliates in order to operate the business of the Surviving Entity after the Closing and (ii) obtain the consent of any required person, entity or governmental authority for the continuation of an agreement disclosed in Schedule 3.12(a) after the Closing, in each case as promptly as practicable after the date hereof.

Section 5.2 Transfer Restriction on Parent Common Stock. In addition to the restrictions on resale imposed by applicable securities laws, each Selling Stockholder hereby agrees that he will not directly or indirectly sell, assign, pledge, encumber, transfer or otherwise hypothecate or dispose of (any of the foregoing, a “Transfer”) any shares of Parent Common Stock received by such Selling Stockholder pursuant to this Agreement until after the first anniversary of this Agreement. No such Transfer or attempted Transfer in violation of this Section 5.2 shall be made or recorded on the books and records of Parent and any such Transfer or attempted Transfer shall be void ab initio and of no force or effect.

Section 5.3 Tax Reimbursement. If and to the extent that a Selling Stockholder, as a result of an audit by the Internal Revenue Service or other taxing authority, incurs state, local or federal income tax as a result of his acquisition of shares of Parent Common Stock as Merger Consideration under this Agreement (a “Tax Payment Liability”), Parent shall pay to such Selling Stockholder, no later than three (3) business days prior to the due date of such tax but only after only after such Selling Stockholder’s delivery to Parent of a written notice of such Tax Payment which shall be accompanied by any and all tax returns, filings and other evidence associated with such Tax Payment Liability (a “Tax Payment Notice”), cash in an amount equal to such Tax Payment Liability, fully grossed-up for any income taxes incurred by the Selling Stockholders with respect to such payment from Parent (a “Tax Reimbursement”), plus any interest and penalties due thereon; provided, however, that if, subsequent to Parent’s payment of a Tax Reimbursement pursuant to this Section 5.3, a Selling Stockholder sells or exchanges any of such shares of Parent Common Stock during his lifetime in a taxable transaction and the Selling Stockholder derives a tax benefit in the transaction as a result of a having a “stepped-up” tax basis in the shares sold or exchanged (a “Tax Benefit”), then such Selling Stockholder shall, as promptly as practicable after the realization and use of such Tax Benefit, (i) deliver to Parent a written notice of such Tax Benefit which shall be accompanied by any and all tax returns, filings and other evidence of such Tax Benefit, and (ii) pay to Parent cash in an amount equal to the lesser of the Tax Benefit and the Tax Reimbursement.

Section 5.4 2006 Tax Returns. The parties agree that the preparation and filing of the federal and state income tax returns for the Target for the period beginning January 1, 2006 and ending on the Closing Date shall be the responsibility of Parent. Each Selling Stockholder agrees that it will cooperate with Parent and the Surviving Entity in accomplishing such filings.

Section 5.5 Termination of JDA. The parties agree that the JDA will be terminated as of the Effective Time in accordance with the terms of the Target Termination Agreement (as defined in Section 6.2).

Section 5.6 Employment Agreements. The parties agree that effective as of the Effective Time, (i) the Employment Agreements (as defined in Section 6(f)) shall supersede the Target Employment Agreements (as defined in Section 8.6), and (ii) the Target Employment Agreements shall be terminated and of no further force or effect.

Section 5.7 Removal of Restrictive Legends. Parent agrees that after the first anniversary of the Closing, upon delivery to Parent of an opinion of counsel on behalf of a Selling Stockholder (which shall be reasonably acceptable to Parent) that a proposed transfer of such Selling Stockholder’s shares of Parent Common Stock may be transferred without registration under the Securities Act, Parent shall, within five (5) business days of such request, cause its counsel to deliver a legal opinion to Parent’s transfer agent to the effect that the certificate representing the shares of Parent Common Stock to be issued to the transferee in such transfer may be issued without any restrictive legends.

ARTICLE VI

CLOSING

Section 6.1 The Closing. The closing of transactions contemplated hereby (the “Closing”) shall occur immediately after the execution and delivery of this Agreement at the offices of Dickstein Shapiro LLP, located at 1177 Avenue of the Americas, New York, NY 10036.

Section 6.2 Deliveries at the Closing. At the Closing:

(a) Parent shall deliver to Target and the Selling Stockholders certified resolutions of the Executive Committee of its board of directors authorizing and approving (i) the transactions contemplated by this Agreement and the other Transaction Agreements, including the Merger (which shall include Parent’s approval in its capacity as the sole member of Merger Sub) and (ii) Parent and Merger Sub’s execution and delivery of this Agreement and each other Transaction Agreement to which Parent or Merger Sub is a party;

(b) Target shall deliver to Parent a certificate of the Secretary of Target, dated as of the date of this Agreement, attaching (i) a copy of the Certificate of Incorporation of the Target, as amended to date, certified by the Secretary of State of the State of Delaware as of a date that is not earlier than three (3) business days prior to the date of this Agreement, (ii) a copy of the Bylaws of the Target, as amended to date, (iii) a certificate of good standing of the Target, issued by the Secretary of State of the State of Delaware as of a date that is not more than three (3) business days prior to the date of this Agreement, (iv) resolutions duly adopted by Target’s board of directors (x) authorizing and approving the transactions contemplated by this Agreement and the Transaction Agreements, including the Merger, (y) authorizing and approving the Target’s execution and delivery of the Merger Agreement and the other Transaction Agreements to which the Target is a party and (z) recommending that the Target’s stockholders authorize and approve the transactions contemplated by this Agreement and the Transaction Agreements, including the Merger, and adopt the Merger Agreement, and (v) a unanimous written consent of the stockholders of Target authorizing and approving the transactions contemplated by this Agreement and the Transaction Agreements, including the Merger, and adopting the Merger Agreement;

(c) each Selling Stockholder shall surrender to Parent for cancellation all certificates representing shares of Target Common Stock beneficially owned by such Selling Stockholder, together with any tax forms or instruments of transfer or assignment reasonably requested by Parent;

(d) Parent shall execute and deliver the Transfer Agent Instructions, instructing its transfer agent to deliver to each Selling Stockholder a certificate representing the number of shares of Parent Common Stock that such Selling Stockholder is entitled to receive under Section 1.7(b) hereof, registered in the name of such Selling Stockholder and endorsed with the restrictive legends referenced in Section 2.8 hereof;

(e) Parent shall have received the opinion of Mirick O’Connell, Target’s legal counsel, substantially in the form attached hereto as Exhibit 6.2(e);

(f) Each Selling Stockholder shall have entered into an employment agreement with Merger Sub, substantially in the form attached hereby as Exhibit 6.2(f) (together, the “Employment Agreements”), whereby, effective as of the Effective Time, Ronald J. Kelley will be employed as the president of the Surviving Entity and Steven D. Pratt will be employed as the chief operating of the Surviving Entity;

(g) Target and Parent shall have executed and delivered an agreement, substantially in the form attached hereto as Exhibit 6.2(g) terminating each of the JDA, the SPA and the Stockholders Agreement (the “Target Termination Agreement”);

(h) each Selling Stockholder and Parent shall have executed and delivered an agreement, substantially in the form attached hereto as Exhibit 6.2(h) terminating such Selling Stockholder’s Consulting Agreement with Parent (the “Consulting Termination Agreement”);

(i) each director and officer of Target shall have executed and delivered a letter of resignation to Parent, effective as of the Effective Time and substantially in the form attached hereto as Exhibit 6.2(i);

(j) Target and each Selling Stockholder shall have executed and delivered such instruments of assignment and transfer which Parent may reasonably request to vest in Merger Sub all right, title and interest in and to the Intellectual Property (the “IP Assignment Agreement”);

(k) Target and each Selling Stockholder shall have delivered to Parent a non-foreign affidavit dated as of the date hereof, in form and substance required under Treasury Regulations issued pursuant to Section 1445 of the Code stating that it is not a “foreign person” as defined in Code Section 1445; and

(l) the Selling Stockholders and Target shall have delivered to Parent such other and further certificates, assurances and documents as Parent may reasonably request in order to evidence the accuracy of the Selling Stockholders’ and Target’s representations, warranties and the performance of the Selling Stockholders’ and Target’s covenants and agreements to be performed at or prior to the Effective Time.

ARTICLE VII

INDEMNIFICATION

Section 7.1 Indemnification.

(a) Several Indemnification by Selling Stockholders. Each Selling Stockholder hereby severally agrees that he will indemnify, defend and hold harmless each of Parent, Merger Sub, the Surviving Entity and each of their Affiliates and their respective successors and assigns (any of the foregoing, an “Parent Indemnitee”) from and against any and all Losses (as defined in Section 8.6), arising out of (i) any breach of any representation or warranty made by such Selling Stockholder in Article II of this Agreement, (ii) such Selling Stockholder’s failure to perform any covenant or agreement to be performed by him under this Agreement, any Transaction Agreement to which such Selling Stockholder is a party or under any instrument or document delivered by such Selling Stockholder to Parent or Merger Sub pursuant to Section 6.2 hereof, or (iii) the enforcement of this Section 7.1(a).

(b) Joint and Several Indemnification by Selling Stockholders. The Selling Stockholders, jointly and severally, hereby agree that they will indemnify, defend and hold harmless each of the Parent Indemnitees from and against any and all Losses arising out of (i) the breach of any representation or warranty made in Article III of this Agreement, (ii) Target’s failure to perform any covenant or agreement to be performed by Target under this Agreement, any Transaction Agreement to which Target is a party or under any instrument or document delivered by Target to Parent or Merger Sub pursuant to Section 6.2 hereof, or (iii) the enforcement of this Section 7.1(b).

(c) Joint and Several Indemnification by Parent and Merger Sub. Parent and Merger Sub, jointly and severally, hereby agree that they will indemnify, defend and hold harmless each of the Selling Stockholders and their respective successors and assigns (a “Selling Stockholder Indemnitee”) from and against any and all Losses arising out of (i) any breach of any representation or warranty made in Article IV hereof, (ii) Parent’s or Merger Sub’s failure to perform any covenant or agreement to be performed by it under this Agreement, any Transaction Agreement to which Parent or Merger Sub is a party or under any instrument or document delivered by Parent or Merger Sub to the Selling Stockholders pursuant to Section 6.2 hereof, or (iii) the enforcement of this Section 7.1(c).

Section 7.2 Indemnity Claims.

(a) Notice of Claim. If any matter shall arise which, in the opinion of a Parent Indemnitee or a Selling Stockholder Indemnitee (as applicable, an “Indemnitee”) constitutes or may give rise to a Loss that is subject to indemnification by one or more of the Selling Stockholders or by Parent or Merger Sub (as applicable, an “Indemnitor”) as provided herein (an “Indemnity Claim”), the applicable Indemnitee shall give prompt written notice (a “Notice of Claim”) of such Indemnity Claim to each Indemnitor from whom such indemnity may be sought, setting forth the relevant facts and circumstances of such Indemnity Claim in reasonable detail and, if determinable, the amount of indemnity sought from such Indemnitor with respect thereto, and shall give continuing notice promptly thereafter as to developments coming to Indemnitee’s attention materially affecting any matter relating to such Indemnity Claim; provided, however, that failure of the Indemnitee to give the Indemnitor prompt notice as provided herein shall not relieve the Indemnitor of any of its obligations hereunder, except to the extent that the Indemnitor is materially prejudiced by such failure.

(b) Third Party Claims. If any Indemnity Claim is based upon any claim, demand, suit or action of any third party against an Indemnitee (a “Third Party Claim”), then Indemnitee, at the time it gives an Indemnitor the Notice of Claim with respect to such Third Party Claim, shall either (at Indemnitee’s option):

(i) offer to the Indemnitor the option to have the Indemnitor assume the defense of such Third Party Claim, which option shall be exercised by the Indemnitor (if exercise is elected) by written notice to Indemnitee within fifteen (15) days after Indemnitee gives written notice to the Indemnitor thereof. If Indemnitee so offers such option and the Indemnitor so exercises such option, then the Indemnitor shall, at its own expense, assume the defense of such Third Party Claim, shall upon the final determination thereof fully discharge at his own expense all liability of Indemnitee with respect to such Third Party Claim, and shall be entitled, in his sole discretion and at his sole expense but without any liability of Indemnitee therefor, to compromise or settle such Third Party Claim upon terms acceptable to the Indemnitor; provided, however, that the Indemnitor may not compromise or settle a Third Party Claim without the Indemnitee’s consent unless such compromise or settlement includes an unconditional release of the Indemnitee, reasonably satisfactory to the Indemnitee, from all Losses with respect to such Third Party Claim and such settlement does not involve monetary obligations on behalf of the Indemnitee or non-monetary obligations that would have a direct effect upon the continuing operations of Surviving Entity or the Indemnitee. From the time the Indemnitor so assumes such defense and while such defense is pursued diligently and in good faith, the Indemnitor shall have no further liability for attorneys’ fees or other costs of defense thereafter incurred by Indemnitee in connection with such Third Party Claim; or

(ii) undertake its reasonable effort to defend such Third Party Claim himself. If an Indemnitee so undertakes the defense of the Third Party Claim, it shall conduct such defense as would a reasonable and prudent person to whom no indemnity were available, shall permit each Indemnitor (at such Indemnitor’s sole expense) to participate in (but not control) such defense, and shall not settle or compromise such Third Party Claim without such Indemnitor’s consent, which consent may not be unreasonable withheld or delayed. If Indemnitee fails to offer to an Indemnitor the option to assume the defense as provided in clause (i) above, or if Indemnitee so offers such option and such Indemnitor does not exercise such option within the time and in the amount therein provided, then Indemnitee shall undertake such defense in accordance with this clause (ii).

Section 7.3 Survival of Representations and Warranties of Target and Selling Stockholders. The representations and warranties of the Target and the Selling Stockholders in this Agreement, in any Transaction Agreement or in any instrument or document delivered by Target or any Selling Stockholder to Parent or Merger Sub pursuant to Section 6.2 hereof shall survive the Closing for a period of two years after Closing; provided, however, that the representations and warranties contained in Section 2.1 (Ownership of Shares), Section 2.4 (Access to Information) Section 2.5 (Knowledge and Experience), Section 2.6 (Investment Purpose), Section 3.1(a) (Organization, Good Standing, Corporate Power and Qualification), Section 3.1(b) (Corporate Power and Authority), Section 3.1(c) (Capitalization), Section 3.7 (taxes) and Section 3.15 (No Broker’s or Finder’s Fees) (the “Selling Stockholder Fundamental Representations”) shall survive the Closing and shall expire at the end of the relevant statute of limitations, after giving effect to any extensions or waivers, and for sixty days thereafter.

Section 7.4 Survival of Representations and Warranties of Parent and Merger Sub. The representations and warranties of Parent and Merger Sub in this Agreement, in any Transaction Agreement to which Parent and/or Merger Sub is a party or in any instrument or document delivered by Parent or Merger Sub to any Selling Stockholder pursuant to Section 6.2 hereof shall survive the Closing for a period of two years after the Closing; provided, however, that the representations and warranties contained in Section 4.1 (Corporate Organization and Authority), Section 4.2 (Corporate Power and Authorization), Section 4.3 (Valid Issuance of Parent Common Stock) and Section 4.4 (Private Placement) (the “Parent Fundamental Representations”) shall survive the Closing and shall expire at the end of the relevant statute of limitations, after giving effect to any extensions or waivers, and for sixty days thereafter.

Section 7.5 Limitations on Indemnification. No party shall have any liability for indemnification with respect to a breach of representation or warranty under Section 7.1 until the aggregate total of all Losses with respect to such matters exceeds $25,000, in which event the Indemnitees shall be entitled to indemnification for all such Losses from the first dollar of such Loss irrespective of the $25,000 threshold, up to an aggregate total of $300,000. However, in no event shall the personal liability of an individual Selling Stockholder exceed $150,000 in the aggregate; provided, however, that the caps on liability in this sentence and in the previous sentence shall not apply to any claim for a breach of a Selling Stockholder Fundamental Representation, a Parent Fundamental Representation, any claim for breach of a covenant, any fraud claim or any payment made under Section 5.3 hereof.

Section 7.6 Adjustment to Merger Consideration. Any indemnification payment made pursuant to this Agreement shall be treated as an adjustment to the aggregate Merger Consideration for tax purposes.

Section 7.7 Other Indemnification Provisions.

(a) The indemnification obligations set forth in this Article VII are made notwithstanding any investigation made prior to Closing by or on behalf of any of the parties hereto or the results of any such investigation and notwithstanding the participation of any party in the Closing.

(b) With respect to any claim or demand brought against a Selling Stockholder (whether such claim or demand is pursuant to this Agreement, applicable law or otherwise), each Selling Stockholder hereby agrees that he will not make any claim for (i) indemnification against the Surviving Entity by reason of the fact that he was a director, officer, employee, or agent of the Target or was serving at the request of the Target as a partner, trustee, director, officer, employee, or agent of another entity (whether such claim is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses, or otherwise and whether such claim is pursuant to any statute, organizational document agreement or otherwise), or (ii) contribution against Surviving Entity by reason of the fact that the Target was a party to any action or inaction that forms the basis of such claim or demand; provided, however, that the foregoing covenants shall not apply to Third Party Claims that do not exceed $250,000 in the aggregate which are made prior to the second anniversary of this Agreement, and with respect to which the Selling Stockholder would have been entitled to indemnification under the organizational documents of Target and applicable law as in effect immediately prior to the Effective Time.

Section 7.8 Parent Services to Target. Parent acknowledges that pursuant to Section 2.02 of the JDA, from February 15, 2006 through the Effective Time Parent provided services and facilities to Target with respect to certain finance and accounting matters relating to Target’s accounts payable, accounts receivable and bookkeeping (the “Target Accounting Services”). Accordingly, Parent acknowledges and agrees that no Selling Stockholder shall be liable for any Loss resulting from a breach of the representations and warranties contained in Section 3.4 hereof or a breach of the representations and warranties relating to the accrual of unpaid taxes contained Section 3.7 hereof, if and to the extent that such breach was primarily attributable to Parent’s provision of the Target Accounting Services.

ARTICLE VIII

MISCELLANEOUS

Section 8.1 Entire Agreement. This Agreement (including the Schedules and Exhibits attached hereto and the Transaction Agreements) constitutes the entire agreement among the parties and supersedes any prior understandings, agreements, or representations by or among the parties, written or oral, to the extent they related in any way to the subject matter hereof.

Section 8.2 Amendments and Waivers. No amendment hereof shall be effective unless in writing and executed by each of the parties hereto by their duly authorized officers. No waiver by any party of any default, misrepresentation, or breach of warranty or covenant or agreement hereunder or in any Transaction Agreement shall be valid unless set forth in a written instrument signed on behalf of the party entitled to the benefit of the same and no such waiver shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty, covenant or agreement hereunder or in any Transaction Agreement.

Section 8.3 Benefits and Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns.

Section 8.4 Notices. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by facsimile (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses and facsimile numbers as a party may designate by notice to the other parties):

To Target or the Selling Stockholders:

Gecko Energy Technologies, Inc.
One Industrial Way West
Eatontown, NJ 07724
Attention: Ronald J. Kelley and Steven D. Pratt
Facsimile: (732) 542-4010

with a copy to:
Mirick O’Connell
100 Front Street
Worcester, MA 01608-1477
Attention: Jeffrey L. Donaldson, Esq.
Facsimile: (508) 983-6248

To Parent or Merger Sub:

Millennium Cell Inc.
One Industrial Way West
Eatontown, NJ 07724
Attention: Adam Briggs, President
Facsimile: (732) 542-4010

with a copy to:
Dickstein Shapiro LLP
1177 Avenue of the Americas, 41st Floor
New York, New York 10036
Attention: Malcolm I. Ross, Esq.
Facsimile: (212) 277-6501

Any party may change the address(es) to which notices to it are to be sent by giving notice of such change to the other parties in accordance with this Section.

Section 8.5 Captions. The captions herein are for convenience of reference only and shall not be construed as a part of this Agreement.

Section 8.6 Certain Definitions. For purposes of this Agreement:

(a) “Affiliate” means, with respect to any specified person or entity, any other person or entity which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified person or entity (for purposes of this definition, “control” and the correlative terms “controlling,” “controlled by” and “under common control with” as used with respect to any person or entity, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such person or entity, whether through the ownership of voting securities, by agreement or otherwise); provided, however, that Parent shall not be deemed to be a Affiliate of the Target.

(b) “Losses” means any and all claims, losses, liabilities, damages (including diminution in value), penalties, fines, costs or expenses (including reasonable attorneys’ fees).

(c) “Material Adverse Effect” means, with respect to Target or Parent, as applicable, any change or effect that (a) does or is reasonably likely to materially adversely affect the ability of the Target or Parent (as applicable) to perform its obligations under this Agreement or any Transaction Agreement to which it is a party or to consummate the transactions contemplated hereby or thereby, or (b) does or is reasonably likely to materially adversely affect the business, assets (including intangible assets), liabilities, prospects, financial condition or results of operation of Target or Parent (as applicable).

(d) “Purchaser Representative” means any purchaser representative retained by a Selling Stockholder in connection with such Selling Stockholder’s acquisition of shares of Parent Common Stock as Merger Consideration under this Agreement who satisfies the conditions set forth in Rule 501(h) under the Securities Act.

(e) “Target Employment Agreements” means, together, (i) the Employment Agreement dated as of February 15, 2006 by and between Target and Ronald J. Kelley, and (ii) the Employment Agreement dated as of February 15, 2006 by and between Target and Steven D. Pratt.

(f) “Transaction Agreements” means, collectively, this Agreement, the Target Termination Agreement, the Consulting Termination Agreement and the IP Assignment Agreement.

Section 8.7 Governing Law and Venue. This Agreement shall be construed, interpreted, enforced and governed by and under the laws of the State of Delaware. The parties hereto hereby irrevocably submit exclusively to the jurisdiction of the courts of the State of Delaware and the federal courts of the United States of America located in the State of Delaware solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a Delaware state or federal court. The parties hereto hereby consent to and grant any such court jurisdiction over the person of such parties for purposes of the foregoing.

Section 8.8 WAIVER OF JURY TRIAL. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.8

Section 8.9 Schedules and Exhibits. All of the Schedules and Exhibits referred to in this Agreement are hereby incorporated herein by reference and shall be deemed and construed to be a part of this Agreement for all purposes.

Section 8.10 Severability. The invalidity or unenforceability of any one or more phrases, sentences, clauses or provisions of this Agreement shall not affect the validity or enforceability of the remaining portions of this Agreement or any part thereof.

Section 8.11 Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may also be executed and delivered by facsimile signature in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

Section 8.12 Specific Performance.  Each of the parties hereto acknowledges and agrees that the other parties hereto would be irreparably damaged in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the parties hereto agrees that, in addition to any other remedy to which such party may be entitled at law or in equity, they each shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof.

IN WITNESS WHEREOF, Parent, Merger Sub, the Target and each of the Selling Stockholders have each caused this Agreement to be duly executed as of the day and year first above written.

MILLENNIUM CELL INC.

By: /s/ Adam Briggs
Name: Adam Briggs
Title: President

M.C.E. VENTURE, L.L.C.

By: Millennium Cell Inc., its sole member

By: /s/ Adam Briggs
Name: Adam Briggs
Title: President

GECKO ENERGY TECHNOLOGIES, INC.

By: /s/ John D. Giolli
Name: John D. Giolli
Title: Chief Financial Officer

SELLING STOCKHOLDERS:

/s/ Ronald J. Kelley
Ronald J. Kelley

/s/ Steven D. Pratt
Steven D. Pratt